Exhibit 99.1

Intermec Revises Q1 FY07 Guidance

    EVERETT, Wash.--(BUSINESS WIRE)--April 9, 2007--Intermec, Inc. (NYSE:IN) today announced revised sales guidance for the first quarter of fiscal year 2007, which ended April 1, 2007.

    Based on early indications following the quarter's end, the company now expects revenue to fall within a range of $175 million to $178 million for the first quarter of fiscal year 2007. This compares with earlier guidance of $177 million to $197 million. Intermec also expects that the product gross margin pressure in the fourth quarter of 2006 has continued in the first quarter of 2007.

    The company's revised guidance reflects growing sluggishness in U.S. sales offset only partially by renewed growth in international sales. As previously described, enterprise rollouts are being impacted by the availability of new products. The new CN3 terminal, the next generation of rugged mobile computers from Intermec, was introduced in late fourth quarter with the GPRS radio configuration favored by European customers. The CDMA radio configuration, more widely used in the U.S., was introduced in February and the integrated GPS configuration was introduced in March. Implementation of configurations was designed to optimize speed to market.

    The company will provide complete financial information and analysis at its normally scheduled quarterly conference call.

    About Intermec Inc.

    Intermec Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

    (Forward-looking Statements)

    Statements made in this release and related statements that express the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future constitute forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. They include, but are not limited to, statements about possible reasons for the shortfall in the Company's revenue and pressure on gross margins for the first quarter of 2007 as well as the geographical impact of such shortfall. Other forward-looking statements in this release and the Company's other public announcements may include, from time to time, statements regarding the Company's ability to continue to improve the profit of its lines of business, compete effectively with its current product lines, effectively complete the closure of certain facilities and redeploy related functions, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage its research and development investment to drive significant future revenue, and continue operational improvement and year-over-year growth. Our business is subject to a number of risk factors that could negatively affect our results from business operations or cause actual results to differ materially from those projected or indicated in any forward looking statement. These include, but are not limited to, the risks and uncertainties described more fully in the Company's filings with the Securities and Exchange Commission including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

    CONTACT: Intermec, Inc.
             Kevin P. McCarty, Director of Investor Relations
             425-265-2472
             kevin.mccarty@intermec.com